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                                                                    EXHIBIT 3.1A

                         CERTIFICATE OF AMENDMENT OF
            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                             INKTOMI CORPORATION



     Inktomi Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:


     1. The name of the corporation is Inktomi Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 1996.

     2. This Amendment to the Amended and Restated Certificate of
Incorporation has been duly adopted in accordance with the provisions of the General Corporation law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Amendment to the Certificate of Incorporation amends certain provisions of the Certificate of Incorporation of this corporation.

     4. Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                  "ARTICLE IV

          The Company is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 50,000,000. The number of shares of Preferred Stock authorized to be issued is 20,680,000 shares, $0.001 par value. Of the authorized shares of Preferred Stock, 6,000,000 shares are designated as "Series A Preferred Stock," 3,480,000 shares are designated as "Series B Preferred Stock," 1,000,000 shares are designated as "Series C Preferred Stock," 4,900,000 shares are designated as "Series D Preferred Stock," 1,700,000 shares are designated as "Series D1 Preferred Stock" and 3,600,000 shares are designated as "Series E Preferred Stock."

          Upon the filing of this Amendment to the Amended and Restated Articles of Incorporation, each outstanding share of Common Stock of this Corporation shall be split up and converted into 0.66667 shares of Common Stock. No fractional shares will be issued upon such stock split; rather, for each certificate of Common Stock outstanding prior to this amendment, any fractional share will be rounded to the nearest whole share."
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     IN WITNESS WHEREOF, the Company has caused this Amendment to the Amended and Restated Articles of Incorporation to be signed by David C. Peterschmidt, its President and Chief Executive Officer, effective as of May 27, 1998.


                              INKTOMI CORPORATION



                              By: /s/ DAVID C. PETERSCHMIDT
                                 ________________________________
                                      David C. Peterschmidt
                                      President and Chief Executive Officer